EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend

TOWNSHIP OF WASHINGTON, N.J., June 25, 2009 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (Nasdaq:ORIT) (the "Company"), the holding company for Oritani Bank, today announced that the Company has declared a quarterly cash dividend of $0.05 per share on the Company's common stock. The dividend will be payable to stockholders of record as of July 10, 2009 and will be paid on July 24, 2009.

The Company is the majority-owned subsidiary of Oritani Financial Corp., MHC, a federal mutual holding company, which owns 74% percent of the Company's outstanding shares. Oritani Financial Corp., MHC has filed a regulatory notice of its intention to waive the receipt of dividends paid on its shares of the Company. The level of the Company's dividend is based on the anticipated waiver of receipt of dividends by Oritani Financial Corp., MHC, and could be adjusted if regulatory non-objection to such waiver is not received.

"We are pleased to announce the first dividend in the Company's history. We believe that our ability to return this capital to our shareholders is a sign of the continuing strength of our core franchise even during the current challenging economic times. We are committed to continuing to enhance stockholder value," said Kevin J. Lynch, Chairman, President and Chief Executive Officer.

About Oritani Financial Corp.

Oritani Financial Corp. is the holding company for Oritani Bank, a savings bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to their individual and business customers. The Bank currently operates its main office and 20 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:  Oritani Financial Corp.
          Kevin J. Lynch, Chairman, President and Chief
           Executive Officer
          (201) 664-5400